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                                                                   EXHIBIT 10.37

                  Summary Description of Director Compensation

      The Company compensates directors who are not employees of the Company for service as directors, other than Messrs. Leff and Moorhead, who are employees of Warburg Pincus LLC. The Company pays each of these directors in the amount of $12,000 annually. In addition, the Company pays each director $2,000 for each meeting of the Board such director attends in person and $1,000 for each meeting such director attends telephonically. The Company pays each non-employee director $1,000 for each meeting of committees of the Board such director attends in person and $500 for each meeting of committees of the Board such director attends telephonically.

      The Company's 2002 Stock Incentive Plan does not provide for automatic grants to directors. However, the Board has provided, by resolution, for an annual stock option grant to non-employee directors, other than Messrs. Leff and Moorhead, of options to purchase 10,000 shares of Common Stock of the Company under the 2002 Stock Incentive Plan on the date of the annual meeting. Such stock options generally vest over a period of three years and have an exercise price equal to the closing price of the Company's Common Stock on the Nasdaq National Market on the date of the grant. Currently, Drs. Gilbert, Langer and Villa-Komaroff, and Mr. Yetter are eligible to receive option grants under the 2002 Stock Incentive Plan.